Exhibit 1A-11A

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Hi-Great Group Holding Company

We consent to the use of our report dated May 11, 2020 with respect to the financial statements of Hi-Great Group Holding Company as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended.

Michael Gillespie & Associates, PLLC

Seattle, Washington

May 14, 2020

/S/ Michael Gillespie & Associates, PLLC